Membership Purchase Agreement

This Agreement (the “Agreement”), entered into effective the 18th day of April 2012, is by, between, and among Jeff Lambert and Steve Ivie, individuals (collectively the “Sellers”) and Independence Resources PLC, a United Kingdom corporation (the “Buyer”).

RECITALS:

WHEREAS, in April, 2012, the Sellers formed a limited liability Coeur d’Alene Mine Contracting LLC, a Delaware limited liability company (the “Company”);

WHEREAS, in April, 2012, the Sellers organized the Company and adopted a Limited Liability Company Agreement for the Company (the “LLC Agreement”)

WHEREAS, Sellers are the legal and beneficial owners of all of the membership interests of the Company (the “Membership Interests”);

WHEREAS, Sellers are willing to sell, and Buyer is desirous to purchase from Sellers, an aggregate of 70% of the total Membership Interests; and

NOW, THEREFORE, in consideration of the mutual terms and conditions hereof, the parties hereto agree as follows:

1. Sale of Membership Interests. Each of Sellers hereby bargains, sells, transfers, conveys and delivers to Buyer, and Buyer hereby purchases from each Seller, free and clear of all liens, claims, charges or encumbrances (collectively, the “Encumbrances”), a Membership Interest representing 35% of the total Membership Interests and in the aggregate from both Sellers 70% of the total Membership Interests. The Membership Interests of Buyer shall be designated as Series B shares as provided in the LLC Agreement and the remaining Membership Interests of the Sellers shall be designated as Series A shares.

2. Purchase Price. The purchase price for the Membership Interests acquired by Buyer pursuant hereto is $200,000 and 2,000,000 ordinary shares (the “Shares”) of Buyer, to be divided equally between the Sellers (the “Purchase Price”).

Buyer’s Deliveries. Buyer hereby delivers to Sellers:

(a) Two stock certificates in the names of the Sellers representing 1,000,000 Shares each;

(b) Two cashier’s checks or bank wire transfers each in the name of a Sellers for $100,000 each; and

(c) The LLC Agreement executed by the Buyer.

4. Sellers’ Deliveries. Each of Sellers hereby delivers to Buyer:

(a) A certificate duly executed by the Sellers and approved by the Company evidencing Buyer’s Membership Interest and ownership of the Series B shares and approving Buyer as a member of the Company; and

(b) A certificate duly executed by the board of the Company appointing John Ryan to the board of directors of the Company and appointing John Ryan as the chairperson of the board of the Company.

5. Operating Loan. Not later than May 1, 2012, Buyer shall loan $100,000 to the Company for operating funds, which loan shall be evidenced by a promissory note bearing interest at 4% per annum and shall be secured by all of the assets of the Company. The loan shall be due and payable on or before May 1, 2020.

6. Consultant Payments. Contemporaneous with the execution of this Agreement by the parties hereto, Buyer shall pay $25,000 and shall issue 200,000 ordinary shares to Kurt Hoffman for consulting services provided to the parties in this transaction.

7. Representations and Warranties of Buyer. The Buyer hereby represents and warrants to Seller as follows:

(a) Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

(b) Authority of Buyer. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby.

(c) Execution and Binding Effect. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and constitutes legal, valid and binding agreements of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws and by equitable principles generally.

(d) The Shares. The Shares are duly issued, fully paid, and non-assessable.

(e) Brokers and Finders. Neither Buyer nor any of its officers, directors, employees or agents has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees which could in any way be deemed payable by Buyer in connection with the transactions contemplated by this Agreement.

(f) Representations. No statements, warranties, or representations made by Buyer herein contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which such statements were or will be made, not misleading.

(g) Survival of Representations and Warranties. The representations and warranties contained in this Article 7 shall survive the execution and delivery of this Agreement through and including the 30th day after the applicable statute of limitations period (or any extension thereof) has expired.

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8. Representations and Warranties of Sellers. Each of the Sellers, jointly and severally, hereby represents and warrants to the Buyer as follows:

(a) Authority of Buyer. Each Seller has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby.

(b) Execution and Binding Effect. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of each Seller. This Agreement has been duly and validly executed and delivered by each Seller and constitutes legal, valid and binding agreements of the Seller, enforceable against the Seller in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws and by equitable principles generally.

(c) Ownership of Membership Interests. Each Seller is the record and beneficial owner and holder of the Membership Interest and such Membership Interests are owned free and clear of all liens, encumbrances, charges and assessments of every nature and subject to no restrictions with respect to transferability.

(d) Power and Authority. Each Seller has full power and authority to dispose, assign, and transfer the Membership Interests in accordance with the terms hereof.

(e) No Outstanding Commitments. Except for this Agreement, there are no outstanding options, contracts, calls, commitments, agreements or demands of any character relating to the Membership Interests.

(f) Accredited Investor. Each Seller is an accredited investor as defined in Rule 501(a) of Regulation D promulgated by the Securities and Exchange Commission (the “SEC”).

(g) Restricted Securities. Each Seller understands that the Shares have not been registered pursuant to the Securities Act, or any state securities act, and that the Shares are thus “restricted securities” as defined in Rule 144 promulgated by the SEC. Accordingly, each Seller hereby acknowledges that he is prepared to hold the Shares for an indefinite period.

(h) Investment Purpose. Each Seller acknowledges that the Shares are being purchased for his own account, for investment, and not with the present view towards the distribution, assignment, or resale to others or fractionalization in whole or in part. The Seller further acknowledges that no other person has or will have a direct or indirect beneficial or pecuniary interest in the Shares.

(i) Limitations on Resale; Restrictive Legend. Each Seller acknowledges that he will not sell, assign, hypothecate, or otherwise transfer any rights to, or any interest in, the Shares except (i) pursuant to an effective registration statement under the Securities Act, or (ii) in any other transaction which, in the opinion of counsel acceptable to Buyer, is exempt from registration under the Securities Act, or the rules and regulations of the SEC thereunder. The Seller also acknowledges that an appropriate legend will be placed upon each of the certificates representing the Shares stating that the Shares have not been registered under the Securities Act and setting forth or referring to the restrictions on transferability and sale of the Shares.

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(j) Information. Each Seller has been furnished (i) with all requested materials relating to the business, finances, and operations of the Issuer; (ii) with information deemed material to making an informed investment decision; and (iii) with additional requested information necessary to verify the accuracy of any documents furnished to the Seller by the Buyer. Such person has been afforded the opportunity to ask questions of the Buyer and its management and to receive answers concerning the terms and conditions of this transaction.

(k) Documents. Each Seller has had access to each and every document filed by the Buyer with the SEC available on the website of the SEC at www.sec.gov. The Seller has relied upon the information contained therein and has not been furnished any other documents, literature, memorandum, or prospectus.

(l) Knowledge and Experience in Business and Financial Matters. Each Seller has such knowledge and experience in business and financial matters that he is capable of evaluating the risks of the prospective investment, and that her financial capacity is of such proportion that the total cost of his commitment in the Shares would not be material when compared with her total financial capacity.

(m) Brokers and Finders. Neither Seller nor any of its agents has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees which could in any way be deemed payable by Seller in connection with the transactions contemplated by this Agreement.

(n) Representations. No statements, warranties, or representations made by either Seller herein contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which such statements were or will be made, not misleading.

(o) Survival of Representations and Warranties. The representations and warranties contained in this Article 8 shall survive the execution and delivery of this Agreement through and including the 30th day after the applicable statute of limitations period (or any extension thereof) has expired.

9. Miscellaneous.

(a) Expenses. Except as otherwise provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

(b) Further Assurances. Each of the parties hereto agrees that, from and after the Effective Date, upon the reasonable request of any other party hereto and without further consideration, such party will execute and deliver to such other party such documents and further assurances and will take such other actions as such other party may reasonably request in order to carry out the purpose and intention of this Agreement.

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(c) Entire Agreement. This Agreement and Exhibits and other writings referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding and agreement of the parties with respect to the subject matter hereof. This Agreement supersedes all prior agreements pertaining to the subject matter hereof.

(d) Headings. The Article and Section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

(e) Notices. All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and will be deemed to have been duly given if personally delivered, or on the date of receipt if delivered by reputable overnight courier, as follows:

(i)	If to Sellers:

Jeff Lambert

P.O. Box 1058

Pinehurst, Idaho 83850

(ii)	If to Buyer:

Independence Resources PLC

6039 St. Croix Ave

Coeur d’Alene, ID 83815

Attention: John P. Ryan, CEO

or to such other address as the person to whom notice is to be given may have previously furnished to the other in writing in the manner set forth above.

(f) Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware without regard to its provisions concerning conflicts or choice of law.

(g) Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which when taken together shall constitute one and the same agreement. Such counterparts may be delivered by facsimile or electronic transmission and the receiving party is entitled to rely on the same to the same extent as if it had been an executed original.

(h) Affiliate. As used herein, an “Affiliate” of Buyer or Seller shall mean any corporation or other business entity or individual controlling, controlled by or under common control with, Buyer or Seller, as the case may be, and for this purpose “control” of any entity shall mean the direct or indirect beneficial ownership of a majority of the voting interest in such entity, or such other relationship as, in fact, constitutes actual control thereof.

(i) Survival. Except as specifically set forth herein and, as applicable, to the extent set forth herein, the provisions of this Agreement shall survive the delivery of the conveyance documents hereunder.

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(j) Interpretation. Whenever the singular or masculine or neuter is used in this Agreement, the same will be construed as meaning plural or feminine or body politic or corporate or vice versa, as the context so requires. Use of the word “including” in this Agreement means “including without limitation” or “including but not limited to.” Each of the Exhibits attached to this Agreement is incorporated into the Agreement by this reference. Any heading, caption or index contained herein will not be used in any way in construing any provision hereof.

(k) Remedies. If any party hereto fails to perform any of its respective obligations referred to herein, the other party hereto shall be entitled to the remedy of specific performance with respect to such failure, in addition to all other legal or equitable remedies to which it may be entitled in connection with such failure.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement the day and year first above written.

SELLERS:	/s/ Jeff Lambert
Jeff Lambert

/s/ Steve Ivie
Steve Ivie

BUYER:	Independence Resources PLC

	By	/s/ John P. Ryan
John P. Ryan, CEO

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